Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 14, 2006, with respect to the financial statements of Westin Atlanta North at Perimeter in the Registration Statement on Form S-3 and related Prospectus of DiamondRock Hospitality Company.

/s/ Ernst & Young LLP

New York, New York
June 26, 2006